THE COMPANIES ACT 1985                                           429(4)
SECTION 429(4) NOTICE
COMPANIES FORM NO. 429(4)
NOTICE TO NON-ASSENTING SHAREHOLDERS
IN CENTRAL TRANSPORT RENTAL GROUP PLC

Pursuant to Section 429(4) of the Companies Act 1985 as inserted by Schedule 12 to the Financial Services Act 1986.

To:






An offer (the "Offer") was made on 4th August, 1997 by Lazard Brothers & Co., Limited on behalf of General Electric Capital Corporation (the "Offeror") for the entire issued share capital of Central Transport Rental Group plc.

The Offeror has, within four months of making the Offer, acquired or contracted to acquire not less than nine-tenths in value of the ordinary shares of 1 pence each ("CTR Shares") to which the Offer relates. The Offeror gives notice that it now intends to exercise its rights under Section 429 of the Companies Act 1985 to acquire the CTR Shares held by you.

THE TERMS OF THE OFFER PROVIDE FOR THE FOLLOWING CONSIDERATION:

               16 PENCE IN CASH                   FOR EACH CTR SHARE.

Your CTR Shares will be acquired free from all liens, charges, equitable interests, encumbrances and together with all rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) declared, made or paid on or after 29th July, 1997 (the date on which the Offer was announced).

NOTE: BY GIVING THIS NOTICE, THE OFFEROR BECOMES BOUND AND ENTITLED TO ACQUIRE THE CTR SHARES HELD BY YOU. YOU ARE ENTITLED UNDER SECTION 430C OF THE COMPANIES ACT 1985 TO MAKE APPLICATION TO THE COURT WITHIN SIX WEEKS OF THE DATE OF THIS NOTICE FOR AN ORDER EITHER THAT THE OFFEROR SHALL NOT BE ENTITLED AND BOUND TO ACQUIRE YOUR CTR SHARES OR THAT DIFFERENT TERMS TO THOSE OF THE OFFER SHALL APPLY TO THE ACQUISITION. IF YOU ARE CONTEMPLATING SUCH AN ACTION, YOU MAY WISH TO SEEK LEGAL ADVICE.

Nigel D.T. Andrews                                       13th October, 1997
Director
General Electric Capital Corporation